Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Coinstar, Inc:
     We consent to the use of our reports dated February 25th, 2008, with respect to the consolidated balance sheets of Coinstar, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
     The audit report covering the December 31, 2007 financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.
/s/ KPMG LLP
Seattle, Washington
November 21, 2008